WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


Final - 9/29/94












                              LEASE AGREEMENT



                                  BETWEEN
                EVELYN'S ASSOCIATES, A Limited Partnership
                                (LANDLORD)
                                    AND
                 CHEFS INTERNATIONAL, INC., A Corporation
                                 (TENANT)








Premises: EVELYN'S RESTAURANT
          507 MAIN STREET
          BLOCK 56, LOT 2
          612 SIXTH AVENUE
          BLOCK 55, LOT 13.02
          BOROUGH OF BELMAR
          COUNTY OF MONMOUTH
          STATE OF NEW JERSEY 07719





                                   INDEX



                                                    PAGE



ARTICLE 1 - PREMISES..............................    5

ARTICLE 2 - TERMS OF LEASE........................    5

ARTICLE 3 - RENT..................................    6

ARTICLE 4 - REPAIR AND MAINTENANCE OBLIGATIONS;
            COMPLIANCE WITH STATUTES,
            ORDINANCES, ETC.......................   10

ARTICLE 5 - LANDLORD'S AND TENANT'S RIGHT TO
            PERFORM THE TENANT'S COVENANTS........   11

ARTICLE 6 - ALTERATIONS OR IMPROVEMENTS BY TENANT..       12

ARTICLE 7 - DAMAGE OR DESTRUCTION.................   12

ARTICLE 8 - LANDLORD'S RIGHT OF ENTRY.............   13

ARTICLE 9 - VACANCY OR EVICTION...................   13

ARTICLE 10 - SIGNS................................   14

ARTICLE 11 - SUBORDINATION........................   14

ARTICLE 12 - SECURITY.............................   15

ARTICLE 13 - DEFAULT..............................   15

ARTICLE 14 - LIQUOR LICENSE TRANSFER
             UPON TERMINATION.....................   16

ARTICLE 15 - ABANDONMENT OF TRADE FIXTURES........   17
ARTICLE 16 - STRICT PERFORMANCE...................   18
ARTICLE 17 - REENTRY OF LANDLORD..................   18
ARTICLE 18 - CONDEMNATION.........................   18




ARTICLE 19 - DELAY IN PERFORMANCE.................   19

ARTICLE 20 - DELIVERY OF POSSESSION...............   20

ARTICLE 21 - INSURANCE............................   20

ARTICLE 22 - UTILITIES............................   21

ARTICLE 23 - INDEMNIFICATION OF LANDLORD..........   21

ARTICLE 24 - TERMINATION OF LANDLORD'S LLABILITY..   22

ARTICLE 25 - NOTICES..............................   22

ARTICLE 26 - QUIET ENJOYMENT......................   23

ARTICLE 27 - COVENANTS TO BIND PARTIES............   23

ARTICLE 28 - MECHANICS' LIENS.....................   23

ARTICLE 29 - CERTIFICATES BY TENANT AND LANDLORD..   24

ARTICLE 30 - CUMULATIVE REMEDIES - NO WAIVER -
             NO ORAL CHANGE.......................   25

ARTICLE 31 - ATTORNMENT...........................   25

ARTICLE 32 - APPLICABLE LAW.......................   25

ARTICLE 33 - HOLDING OVER.........................   25

ARTICLE 34 - MEMORANDUM AND RECORDING.............   25

ARTICLE 35 - UTILITY EASEMENTS....................   26

ARTICLE 36 - MORTGAGE.............................   26

ARTICLE 37 - AUTHORIZATION........................   26

ARTICLE 38 - PLURAL AND GENDER REFERENCES.........   26

ARTICLE 39 - RESTRICTION ON ASSIGNMENT AND
             SUBLETTING PREMISES BY TENANT........   26

ARTICLE 40 - AUTHORITY OF LANDLORD................    27

ARTICLE 41 - CONFIDENTIALITY......................    27

ARTICLE 42 - ARBITRATION..........................    27
ARTICLE 43 - LIMITED PARTNERSHIP CONTINGENCY......    27
ARTICLE 44 - EXIT LEASE...........................    28















































                              LEASE AGREEMENT



     THIS AGREEMENT, dated as of the _____ day of _________,
     1994 BETWEEN: Evelyn's Associates, a New Jersey Limited
     Partnership, with offices located at c/o Sussman Bielat
     Realty, 201 Main Street, Allenhurst, New Jersey 07711,
          hereinafter referred to as "LANDLORD",
AND
     Chefs International, Inc., a Delaware Corporation,
     licensed to do business in New Jersey, having an address
     at 62 Broadway, P.O. Box 1332, Point Pleasant Beach, NJ
     08742 hereinafter referred to as "TENANT";
                                WITNESSETH
ARTICLE I - PREMISES
     A.   Said LANDLORD represents and warrants it is the owner of
the premises more particularly described in Exhibit "A" attached hereto, which premises are located at 507 Main Street, Borough of
Belmar, County of Monmouth, State of New Jersey.  Said premises consist of a parcel of land comprised of approximately 40,256 square feet, and improved with a restaurant building containing approximately 9,034 square feet (the "RESTAURANT BUILDING"), parking lots, and all furniture, fixtures and equipment (the "FFE")
included therein and substitutes, as set forth on Exhibit A-1, all of the aforegoing including, without limitation the RESTAURANT
BUILDING and the FFE, being sometimes hereinafter collectively referred to as the "PREMISES."
     B.   The LANDLORD shall deliver possession of the PREMISES to
the TENANT in "as is" condition.
ARTICLE 2 - TERMS OF LEASE
     A.     The term of this Lease shall be five (5) years,
commencing on the Commencement Date as defined herein (the
"ORIGINAL TERM").
     B.   Option to Renew - TENANT Shall have four (4), five (5)
year options to renew this Lease.  Notice for renewal must be given in writing to the LANDLORD six (6) months prior to the end of the term of the Lease.
     C.   Use - The PREMISES shall be used as a restaurant with
bar, or any other lawful use provided that, in any event, such use does not violate any zoning ordinance or other Federal, State or
Municipal law, deed restrictions, or any restrictions on the liquor license.
ARTICLE 3 - RENT
     A.   During the Original Term of this Lease, or any extension
or renewal thereof TENANT shall pay rent which, during any lease year, shall be the greater of (x) the base rent for that particular year, ("BASE RENT") or (y) the sum of (a) 6% of the gross receipts.
     The BASE RENT for each Lease year shall be as follows:
     Years                                Base Rent
     1-3                                  $8,000 per month
     4-6                                  $8,640 per month
     7-9                                  $9,331 per month
     10-12                                $10,077 per month
     13-15                                $10,883 per month
     16-18                                $11,753 per month
     19-20                                $12,693 per month

     The Percentage Rent for each year shall be determined and computed by multiplying the TENANT'S gross receipts by six (6%) percent for that particular lease year, computed in accordance with the following:
     1. The term "Lease Year" shall mean the fiscal year of the TENANT used for financial reporting purposes, which fiscal year presently ends on the last Sunday of January. If the commencement date shall not be the first day of a Lease Year, then the first
Lease Year shall be for a period of less than twelve (12) months commencing on the Commencement Date and ending on the last day of such fiscal year in which the Commencement Date shall fall. If this Lease Agreement shall terminate on a day which shall not coincide with the end of a Lease Year, then the last Lease Year shall be for a period of less than twelve (12) months commencing on the first day of such fiscal year and ending on the termination date of this Lease Agreement. In computing the Percentage Rent for the first Lease Year or the last Lease Year, as the case may be, if such Lease Year shall contain less than twelve
(12) months during which the TENANT is actually open for business, the dollar amount of TENANT'S gross receipts during such first or last Lease Year, as the case may be governing TENANT'S liability for percentage rent hereunder, the annual base rent shall be multiplied by a fraction, the numerator of which shall be the number of days open for business in such shorter Lease Year, and the denominator of which shall be three hundred sixty-five (365).
For the purpose of this calculation, the actual rent will be the greater of the adjusted base rent or 6% of gross receipts.
Anything to the contrary notwithstanding the term "open for business," during the first year of operation shall be deemed to start on the date that TENANT opens the restaurant for business and serves customers.
     For Example: In the event the first year is 180 days and TENANT does $1,000,000 in sales for the 180 day period, then 180 divided by 365 = 49.31% x $96,000 = $47,342.47.
$1,000,000 x.06 = $60,000
$60,000 - $47,342.47 = $12,657.53 = Percentage Rent
     2. The term "Gross Receipts" shall mean the aggregate amount of all sales (whether for cash, on credit or otherwise) of food, beverages, goods, articles, gift certificates redeemed at the leased premises and any other merchandise, and the aggregate of all charges for services performed (whether for cash or credit) made and rendered in, about or in connection with the PREMISES (whether or not through a private club) by TENANT and its assignees, sublessors and licensees, including off-premises sales and monies derived at or away from the PREMISES so long as they are in connection with the restaurant operation conducted on the PREMISES plus the aggregate amount of all net receipts received and retained by TENANT with respect to all sales made or performed by means of mechanical and other vending devices (excluding gift certificates).
Excluded from Gross Receipts shall be any and all (i) federal, state, municipal or other sales taxes levied or payable on any of its receipts or collected or collectible by TENANT, any value added or retailer's excise taxes paid or accrued by TENANT with respect to such receipts, irrespective of whether such taxes are collected from customers or absorbed by TENANT, (ii) receipts from sales to employees, tips or gratuities or employee discounts for food, proceeds of insurance policies received by TENANT, bulk and/or intercompany transfers of food and/or inventory and (iii) proceeds from the sale of restaurant equipment and furniture and/or fixtures and receipts from any cigarette vending machine, pay telephone and/or video games. (This provision does not imply any right of TENANT to sell furniture, fixtures and equipment.) Also excluded from Gross Receipts shall be proceeds from the sale of TENANT'S business and, any proceeds from the sale or condemnation of the PREMISES.
     3.   Within one-hundred (100) days from the end of each Lease
Year, TENANT shall deliver to LANDLORD an income statement reviewed by a Certified Public Accountant, as a review is defined in accordance with Generally Accepted Accounting Principles (GAAP) setting forth the amount of TENANT'S Gross Receipts for the preceding Lease Year. Simultaneously with the delivery of such statement, if greater than the BASE RENT for that particular year, TENANT shall pay to LANDLORD the portion by which the Percentage
Rent, as computed hereunder, exceeds the BASE RENT for that particular year. During any Lease Year, TENANT, at its option, may make monthly or quarterly payments to LANDLORD in anticipation of the Percentage Rent due at the end of each Lease Year, but TENANTS actions in this respect from time to time shall never be construed as entitling LANDLORD to the payment of Percentage Rent other than as determined hereunder and within one hundred (100) days after the end of each Lease Year, nor shall it affect or change TENANT'S obligation to deliver such an income statement of Gross Receipts and to pay all Percentage Rent due to LANDLORD within one hundred
(100) days from the end of each Lease Year, less any prepayment made by TENANT. TENANT shall supply the LANDLORD, upon written request, monthly gross receipts (unaudited) within ten (1O) days of the end of each month.
     B. TENANT shall maintain and preserve, or cause to be maintained and preserved, at the PREMISES, or at the TENANT'S accountant's office, or at the principal office of the TENANT full, complete, accurate and detailed books, records and accounts of its daily Gross Receipts, both for cash and on credit derived from the operations conducted on the PREMISES in accordance with generally accepted accounting principles for the type of business conducted by TENANT on the PREMISES, provided, however, TENANT shall not be required to preserve any detailed books, records and accounts as aforesaid for more than one (1) year following delivery of the income statement provided for hereinabove, or other books, records, and accounts for a period of more than two (2) years after the end of the Lease Year covered thereby. LANDLORD or its agents, upon notice, and during normal business hours and working days, may inspect any and all records in TENANT'S possession or subject to TENANT'S control which relate to Gross Receipts from the PREMISES.
Such examination shall be conducted in a manner which will not interfere unreasonably with the restaurant operation conducted on the PREMISES or the business conducted at TENANT'S office.
LANDLORD may, in any Lease Year, cause an audit ("Landlord Audit") of the Gross Receipts from the restaurant operation conducted by TENANT on the PREMISES for the immediately preceding Lease Year to be made by an independent certified public accountant of LANDLORD'S selection, and if the income statement of Gross Receipts previously delivered to LANDLORD shall be found to be inaccurate, LANDLORD and TENANT shall make appropriate adjustments so that LANDLORD shall receive the full Percentage Rent to which it is entitled, plus penalty interest of 18% on any deficiency. If TENANT disputes the results of any LANDLORD'S Audit, such dispute shall be submitted to a court of competent jurisdiction. LANDLORD shall pay for the cost of such LANDLORD audit unless the audit shall disclose Gross
Receipts of three (3%) percent or more in excess of the Gross
Receipts theretofore reported by TENANT for that particular Lease
Year, in which case TENANT shall promptly pay to LANDLORD the cost of the Landlord Audit, not to exceed $5,000 for any one audit, in addition to the deficiency in Percentage Rent and interest.
     C. This Lease is a net-net-net lease whereby TENANT is to pay the real estate taxes, insurance, sewer, water, electricity, gas and any other expenses attributable to the PREMISES and TENANT'S operations therein and thereon, it being expressly understood and agreed that LANDLORD shall have no responsibility whatsoever for the maintenance and operation of the PREMISES except as otherwise provided for in this Lease. Said taxes are to be paid by TENANT directly to the appropriate authority, with proof of payment of the real estate taxes to be provided to LANDLORD within ten (10) days of due date upon receipt, if requested. The failure of TENANT to pay any of the aforegoing shall constitute a default hereunder.
     D. TENANT shall have the right to take at its sole cost and expense, an appeal of any tax, and shall receive the benefit of any tax credit adjustment as a result thereof. LANDLORD agrees to cooperate.
     E. TENANT shall pay the real estate taxes to the taxing authority.
     F. Rent payments together with any other payments required hereunder, shall be mailed to the LANDLORD and made on the first day of each and every month. Rent shall commence on the Closing
Date (the "Commencement Date") as defined in Article 20. If such date is other than the first of the month, rent shall be prorated for such month. Rent shall be payable to the LANDLORD, Evelyn's
Associates, a Limited Partnership at 201 Main Street, Allenhurst,
NJ 07711. TENANT shall pay a late charge, as additional rent, in the amount of three (3%) percent, in the event any payment is not received within ten (10) days of due date.
ARTICLE 4 - REPAIR AND MAINTENANCE OBLIGATIONS; COMPLIANCE WITH
STATUTES, ORDINANCES, ET CETERA

     A. During the term hereof, any renewal term, TENANT shall take good care of the PREMISES and shall, at the TENANT'S own cost and expense, make all renovations, improvements and repairs, including but not limited to, necessary repairs or replacement of the plumbing, cooling (air conditioning), heating, roof, parking lot and electrical systems, and at the end or other expiration of the term shall deliver up the PREMISES in the same condition as exists on the Commencement Date, subject to ordinary wear and tear.
TENANT shall also be responsible for all structural repairs, including the exterior walls, supporting columns, foundations and floor. LANDLORD shall be responsible for roof and structural repairs and/or replacement resulting from normal wear and tear or any other cause other than TENANT'S negligence for the first term of the Lease only.
     B. In the event TENANT'S use of the premises causes any violation of the following, TENANT shall promptly execute and comply with all statutes, ordinances, rules, orders, regulations and requirements of the Federal, State and Local Government, and of any and all their Departments and Bureaus applicable to said premises for the correction, prevention and abatement of nuisances, violations or other grievances, in, upon or connected with said
PREMISES during said term; and shall also promptly comply with and execute all rules, orders, and regulations of the Board of Fire
Underwriters, or any other similar body for the prevention of fires, at the TENANT'S own cost and expense.
     C.   LANDLORD agrees not to enforce the provisions of this
Article 5 above unless the governmental authority, the Board of Fire Underwriters and/or LANDLORD'S mortgagee insist upon compliance.
     D. TENANT is to maintain the PREMISES in a neat, clean, safe and sanitary condition free of all garbage which is to be kept in containers as provided by law.
ARTICLE 5 - LANDLORD'S AND TENANT'S RIGHT TO PERFORM THE OTHER'S
COVENANTS
     A. In the event that TENANT shall fail or neglect to comply with Article 4, or in the case the TENANT shall fail or neglect to make any necessary repairs within thirty (30) days after written notice to TENANT, then the LANDLORD or the LANDLORD'S agents may upon written notice to TENANT except in case of emergency, enter said premises and make said repairs and comply with any and all of the said statutes, ordinances, rules, orders, regulations or requirements, at the cost and expense of the TENANT, and in case of the TENANT'S failure to pay therefore, and said cost and expense shall be deemed to be part of the basic rent and shall be added to the next month's rent and be due and payable at such time, or the LANDLORD may deduct the same from the balance of any sum remaining in LANDLORD'S hands. Any such cost must be reasonable.
ARTICLE 6 - ALTERATIONS OR IMPROVEMENTS BY TENANT
     A. No structural alterations, additions or improvements shall be made to the Restaurant Building without the prior consent, in writing, of the LANDLORD, which consent shall not be unreasonably withheld, and, in any event, any and all additions and improvements, including the installation of fixtures and equipment, made by TENANT, pursuant to this Article, shall become the property of LANDLORD and shall remain on and be surrendered with the demised
PREMISES. If LANDLORD approves any renovations requiring approval, it shall be a condition of such approval that, prior to any renovations, TENANT shall supply LANDLORD with insurance certificates evidencing contractor's coverage against casualty suffered by third parties, liability and workers compensation, as well as a signed document from TENANT agreeing to indemnify, save harmless and defend LANDLORD from any and all claims, demands, causes of action, costs, fees and losses of any nature whatsoever arising out of TENANT'S undertaking to improve or alter the demised
PREMISES. Any property supplied by TENANT which is not a replacement or substitute of existing FFE does not constitute a fixture and if it is removable without damage shall not become the property of the LANDLORD.
ARTICLE 7 - DAMAGE OR DESTRUCTION
     A. In case of damage, by fire or other casualty, to the building, or other improvements on the land, TENANT shall, with the use of the insurance proceeds available therefor, rebuild the building or other improvements. As set forth in Article 21 of this Lease, the TENANT is responsible for and charged with the duty to procure and maintain insurance on the property, therefore, if insurance proceeds are not available or are insufficient, TENANT shall be responsible to furnish the funds to rebuild. The failure to do so shall constitute a default hereunder. As used herein
"rebuild" means to repair or replace the building to a bar and restaurant of comparable quality and appearance containing substantially the same seats (or more) and capable of providing substantially the same food and beverage services. Rebuild does not mean an exact duplication of the interior or exterior of the building prior to the casualty.
     B. In the event the cost to rebuild exceeds $2,200,000, TENANT may terminate this Lease by providing $2,200,000 of insurance proceeds to LANDLORD.
     C. If the fire or other casualty diminishes or prohibits the TENANT from operating its business, rent shall abate or cease from the date of loss while repairs are being made. Abatement of rent shall only be allowed if LANDLORD is reimbursed by rent insurance if provided by the TENANT.
     D. Subject to Article 21 hereof, LANDLORD and TENANT shall, if available, obtain waivers of subrogation from their insurance companies releasing each other from liability to its insurance company for losses paid by such insurance companies.
ARTICLE 8 - LANDLORD'S RIGHT OF ENTRY
     A. TENANT agrees that LANDLORD and LANDLORD'S agents and mortgagee, and other representatives, shall have the right to enter into and upon said premises upon notice, but only during hours the restaurant is closed, or any part thereof for the purpose of examining the same. TENANT agrees to provide access upon notice and accompany LANDLORD.
     B. TENANT also agrees to permit LANDLORD or LANDLORD'S agents to show the premises to persons wishing to hire or purchase the same when the restaurant is closed. TENANT agrees to provide access upon notice. LANDLORD shall not post a "For Sale" or similar sign.
ARTICLE 9 - VACANCY OR EVICTION
     A. If said premises, or any part thereof shall become vacant or abandoned during the said term for more than one (1) week other than seasonal closings or other closings for repair, renovation or the like, where TENANT intends to reopen, provided that TENANT continues to pay rent, or should the TENANT be evicted by summary proceedings or otherwise, the LANDLORD or LANDLORD'S representatives may reenter the same, either by force or otherwise, without being liable to prosecution therefore; and LANDLORD shall attempt to re-let the said premises under the terms and conditions reasonably acceptable to LANDLORD as the Agent of the said TENANT and receive the rent thereof, applying the same first to the payment of such expense as the LANDLORD may be put to in reentering and to the payment of the rent due by these presents; it being understood that the TENANT shall remain liable for any rental deficiencies and reasonable attorney fees and costs. If rental exceeds current rent, LANDLORD shall retain the same.
ARTICLE 10 - SIGNS
     A. The TENANT may maintain a sign on the PREMISES subject, however, to conforming to any and all municipal ordinances or any other governmental rules and regulations.
     B. The TENANT shall be responsible for the repair of damages caused to the roof, walls or other parts of the Buildings or Land resulting from installation or removal of sign by TENANT.
     C. TENANT may replace all signs currently located on the PREMISES. Upon departure from the PREMISES, TENANT will leave the signs on the PREMISES (exclusive of the faces). TENANT shall have no obligation to return the signs to their original condition or to return the faces to those existing on the commencement date.
ARTICLE 11 - SUBORDINATION
     A. The TENANT agrees that any valid mortgage given by LANDLORD shall have preference and precedence and be superior and prior in lieu of this Lease, irrespective of the date of recording and the TENANT agrees to execute any instrument without cost, which may be deemed necessary or desirable to further effect the subordination of this Lease to any such mortgage or mortgages, and a refusal to execute such instruments shall entitle the LANDLORD, or the LANDLORD'S assigns and legal representatives to the option of canceling this Lease without incurring any expense or damage, and the term hereby granted is expressly limited accordingly;
provided, however, the foregoing provisions shall be ineffective with respect to any mortgage unless the mortgage provided that TENANT'S occupancy of the PREMISES under this Lease shall not be disturbed so long as TENANT is not in default of the terms and conditions of this Lease. Nothing herein shall prevent the LANDLORD/Owner from using or assigning this Lease to secure any financing on the subject PREMISES provided such use or assignment provides for subordination of this Lease only in accordance with the foregoing terms and conditions.
LANDLORD to provide TENANT with non-disturbance from mortgagee.
ARTICLE 12 - SECURITY
     A. TENANT shall be required to post a security deposit of two months BASE RENT which shall be Sixteen Thousand ($16,000)
Dollars, interest bearing on behalf of TENANT. The security deposit shall not be made until February 15, 1995.
ARTICLE 13 - DEFAULT
     A. It is expressly understood and agreed that in case default be made in the payment of the rent or any other payment required to be made hereunder, and same is not paid within thirty-three (33) days after due date, provided TENANT receives at least ten (10) days written notice prior to the expiration of the thirty-three (33) day period, or if TENANT defaults in the performance of any of the material covenants and agreements in this Lease contained on the part of the TENANT to be kept and performed, or if the TENANT, without the prior written consent of the LANDLORD fails to transfer the liquor license in the marmer set forth in this AGREEMENT, or if the TENANT shall fail to comply with any of the statutes, ordinances, rules, orders, regulations and requirements of the Federal, State and Local Government, or of any and all their Departments and Bureaus, applicable to said PREMISES, the failure of which to comply with would subject the TENANT or LANDLORD to material adverse consequences, or if the TENANT shall file or there be filed against TENANT a petition in bankruptcy, which in the case of an involuntary petition is not dismissed within sixty (60) days, or TENANT be adjudicated a bankrupt, or make an assignment for the benefit of creditors, or take advantage of any insolvency act, the LANDLORD may, if LANDLORD so elects, at any time thereafter terminate this Lease and the term hereof on giving to the TENANT notice in writing of the LANDLORD'S intention so to do, and this Lease and terms shall expire and come to an end on the date fixed in such notice as if the said date were the date originally fixed in this Lease for the expiration hereof. In addition to any and all rights LANDLORD may have at law or in equity as a result of TENANT'S default, TENANT shall be duly liable for reimbursement to LANDLORD of all cost and fees incurred by LANDLORD, including reasonable legal fees associated with the successful enforcement of LANDLORD'S rights and/or the collections of monies due, together with reimbursement for commissions incurred by re-letting the PREMISES and reasonable costs of restoring and refitting the PREMISES to render them suitable for a replacement tenant.
Notwithstanding anything hereinbefore to the contrary, it shall not be a default hereunder unless TENANT shall first have had an opportunity to cure, provided that any monetary default shall be cured within thirty-three (33) days of due date provided TENANT receives at least ten (10) days written notice prior to the expiration of the thirty-three (33) day period and any non-monetary default shall be cured within sixty (60) days of written notice.
     Upon default of this Lease, which shall be defined to mean a determination by a court that TENANT has wrongfully failed to pay rent or real estate taxes, the TENANT shall transfer the liquor license to LANDLORD. The TENANT shall have a five (5) day period in which to cure said default prior to any such transfer.
     Notwithstanding anything herein to the contrary, in the instance of default of this Lease by reason of TENANT transferring, without the consent of LANDLORD, the Liquor License to any person or entity other than Evelyn's Associates, a Limited Partnership, or to any other location, TENANT shall remain and continue to be liable to the LANDLORD for the rent attributable for that time (See
Article 3-Rent) until the license is returned to the premises.
     In the event LANDLORD takes possession of the liquor license due to default and the default amount is less than $150,000, then
LANDLORD shall be obligated to mitigate its damages with TENANT by deducting the amount of the default from $150,000 and paying the TENANT the balance of these funds up to $150,000.
ARTICLE 14 - LIOUOR LICENSE TRANSFER UPON TERMINATION
     Providing TENANT is not in default, if TENANT shall terminate this Lease, TENANT shall give LANDLORD ninety (90) days after termination becomes effective to purchase the subject liquor license for $150,000. In the event liquor license is bought by a corporation whereby the mortgagee and/or the LANDLORD is in control, then the cash down shall be $75,000 and a note shall be payable $25,000 per year for three (3) years, said amounts being due on the anniversary day of the license transfer.
     A title search will be performed by TENANT and TENANT will have no obligation to transfer the Liquor License to the corporation should that title search disclose judgments or liens against the corporation. All stock of the corporation shall be held in escrow by TENANT pending the LANDLORD or mortgagee's full satisfaction of the $150,000.00 purchase price. The TENANT is to receive the first $150,000 of proceeds from said sale, less any default amounts due to the LANDLORD. For the purpose of this section, "entire proceeds of sale" shall be defined as the gross proceeds derived by the sale of the restaurant business, real estate upon which the business is located, personal property contained within the business, or any other assets sold by the LANDLORD or mortgagee which are related to the subject site. If the sales price of the Liquor License is in excess of $150,000, the LANDLORD or mortgagee shall be entitled to a six (6%)percent commission of the amount in excess of $150,000. The remaining amount shall be divided equally between LANDLORD/mortgagee (50%) and TENANT (50%).
     In the event LANDLORD elects not to purchase the liquor license, TENANT may transfer the liquor license to a third party.
     LANDLORD, at its option, may also during this same time period, re-purchase the name Evelyn's for $10,000.
ARTICLE 15 - ABANDONMENT OF TRADE FIXTURES
     A. If as a result of default this Lease is terminated, or upon the expiration of this Lease if any monies are due, TENANT shall not be permitted to remove any trade fixtures or other property from said PREMISES until any default or violation is cured. Should said default or violation not be cured within one
(1) month of its occurrence (or such longer cure period which may be provided elsewhere in this Lease) and upon abandonment of the PREMISES, said fixtures shall become the property of the LANDLORD.
The LANDLORD agrees to subordinate in such event provided there is a bonafide lienholder on such fixtures. If TENANT grants a security interest without the requisite consent, same shall constitute a default hereunder.
LANDLORD agrees that, in the event of a refinance, to use its best efforts to cause its mortgagee to consent to allowing TENANT to grant a purchase money security interest for replacement fumiture, fixtures and equipment.
     B. Prior to TENANT opening for business, there shall be prepared a list of furniture, fixtures and equipment located in or on the PREMISES, which list shall be attached as Exhibit A-l hereof. During the term, TENANT may use such furniture, fixtures and equipment in the conduct of its business and shall be responsible to repair or replace same. At the end of the term, or any renewal term, TENANT shall leave in or on the PREMISES, substantially the same furniture, fixtures and equipment then present as said forth on Exhibit A-1. Said furniture, fixtures and equipment shall be in the same condition as of the Commencement
Date, subject to ordinary wear and tear. TENANT shall be able to install and remove equipment listed on Exhibit A- 1.
ARTICLE 16 - STRICT PERFORMANCE
     A. The failure of the LANDLORD to insist upon strict performance of any of the covenants or conditions of this Lease or to exercise any option herein conferred in any one or more instances, shall not be construed as a waiver or relinquishment for the future of any such covenants, conditions or options, but the same shall be and remain in full force and effect.
ARTICLE 17 - RE-ENTRY OF LANDLORD
     A. In the event that the relation of the LANDLORD and TENANT may cease or terminate by reason of the re-entry of the LANDLORD under the terms and covenants contained in this Lease or by the ejectment of the TENANT by summary proceedings or otherwise, or after the vacation or abandonment of the PREMISES by the TENANT, it is hereby agreed that subject to any other provision herein to contrary, the TENANT shall, in addition to those rights provided hereunder, have all rights provided by law.
ARTICLE 18 - CONDEMNATION
     A. If the PREMISES shall be acquired or condemned by eminent domain proceedings for a public or quasi-public use or purpose which renders TENANT'S business inoperable, then and in that event, the term of this Lease shall cease and terminate from the date
TENANT'S business is so effected in such proceeding or agreement.
If a portion of the PREMISES shall be so acquired or condemned and shall materially interfere with TENANT'S business, at TENANT'S option only, this Lease shall (x) cease and terminate or (y) an equitable adjustment of the rent payable by TENANT for the remaining portion of the PREMISES shall be made. If the condemnation renders the TENANT'S business inoperable, TENANT may transfer the liquor license to any entity it so desires and shall not be required to transfer it to LANDLORD or mortgagee. If the condemnation materially interferes with TENANT'S business, such that TENANT exercises its right to terminate the Lease, LANDLORD and mortgagee shall have the first right to purchase the license in the manner and in accordance with the terms set forth in Article 14 of this Lease. In the event of termination hereunder, neither party shall have any claim against the other for the value of any unexpired term of the Lease, subject, however, to the right of the TENANT to make a separate claim against the condemning authority as a result of a taking of any of the TENANT'S property and/or for its loss, which claim shall be made at the TENANT'S sole cost and expense. TENANT shall have no claim against LANDLORD, other than the adjustment of rent as hereinabove mentioned. The TENANT has no claim or interest in any condemnation award on the real estate.
ARTICLE 19 - DELAY IN PERFORMANCE
     A. Except as otherwise provided in this lease, this Lease and the obligation of TENANT to pay rent hereunder and perform all of the other covenants and agreements hereunder on the part of TENANT to be performed shall in no way be affected, impaired or excused because LANDLORD is unable to supply or is delayed in supplying any service expressly or impliedly to be supplied or is unable to make or is delayed in making any repairs, additions, alterations or decorations or is unable to supply or is delayed in supplying any equipment or fixtures if LANDLORD is prevented or delayed from doing by reason of governmental preemption in connection with a National Emergency declared by the President of the United States or in connection with any rule, order or regulation of any department or subdivision thereof of any governmental agency or by reason of the condition of supply and demand which have been or are affected by war or other emergency, or by any and all other acts of God or the like.
ARTICLE 20 - DELIVERY OF POSSESSION
     A. The PREMISES will be delivered to TENANT upon closing of the sale with Evelyn's Fish Market, Inc. for the restaurant and bar known as Evelyn's. The date of such closing shall be considered the "Commencement Date."
ARTICLE 21 - INSURANCE
     A. Beginning on the Commencement Date and throughout the term hereof TENANT shall, at its own cost and expense, provide and keep in force General Liability insurance both LANDLORD and TENANT, as additional insured, against claims for death and bodily injury in or about the demised premises in amounts of $1,000,000.00/$3,000,000.00 for bodily injury and $2,200,000.00 for property damage including coverage of the PREMISES. Prior to the Commencement Date, LANDLORD shall keep the PREMISES fully insured for not less than full replacement value. All risk of loss to the PREMISES prior to the Commencement Date shall be with LANDLORD. If any loss to the PREMISES not repaired by LANDLORD and in excess of $5,000, prior to the Commencement Date occurs, TENANT may terminate this Lease, without liability. TENANT is to pay for and supply the LANDLORD, or its assigns, and/or designees, with a fire and extended coverage insurance policy naming the LANDLORD and TENANT as loss payees, as their interests may appear, which policy shall be in an amount not less than replacement value of the Restaurant
Building, including the furniture, fixtures and equipment therein.
The policy proceeds shall be payable to the LANDLORD in the event of a loss and shall be made available to TENANT if TENANT is to rebuild or repair the Building. If the PREMISES shall be partially damaged by fire, the elements or other casualty, then same shall be repaired as speedily as practicable. The said policy of insurance shall be in a company approved in the State of New Jersey, and TENANT shall, at the commencement of the term of this Lease, furnish LANDLORD with a certificate of insurance evidencing such coverage. TENANT shall have the right to provide coverage as set forth above, by procuring separate or multiple policies providing basic coverage and excess umbrella coverage provided that the total insurance coverage is in an amount not less than that provided for above. TENANT shall also maintain business interruption insurance including, but not limited, to the annual base rent payable to LANDLORD. TENANT shall also maintain Flood Hazard Insurance for the PREMISES in reasonable amounts.
ARTICLE 22 - UTILITIES
     A. TENANT shall be responsible for the cost of using all utilities including but not limited to electric, gas, water and sewer. TENANT shall be responsible to make application to the utility companies whereby he will establish accounts on its own behalf.
ARTICLE 23 - INDEMNIFICATION OF LANDLORD
     A. TENANT agrees to protect, defend, indemnify and save harmless LANDLORD against and from any and all claims, demands, causes of action, costs, and fees (including reasonable legal fees) arising from any act of negligence of TENANT or TENANT'S failure to act, or any of its agents, contractors, servants, employees or licensees, or arising from any accident, injury or damage whatsoever caused to any person (other than through the fault of the LANDLORD or its agents) occurring during the term of this Lease; and in case any action or proceeding be brought against LANDLORD by reason of any such claims, TENANT, upon notice from LANDLORD, covenants to resist or defend with due diligence such action or proceeding by counsel at TENANT'S sole cost and expense.
     B. LANDLORD agrees to protect, defend, indemnify and save harmless TENANT against and from any and all claims, demands, causes of action, costs, and fees (including reasonable legal fees) arising from any act of negligence of LANDLORD, or any of its agents, contractors, servants, employees or licensees, or arising from any accident, injury or damage whatsoever caused to any person
(other than through the fault of the TENANT or its agents) occurring during the term of this Lease; and in case any action or proceeding be brought against TENANT by reason of any such claims, LANDLORD, upon notice from TENANT, covenants to resist or defend wit due diligence such action or proceeding by counsel at LANDLORD'S sole cost and expense.
     C. Notwithstanding anything to the contrary provided in this Lease, if LANDLORD or any successor in interest of LANDLORD shall be a mortgagee, or an individual joint venture, tenancy in common, firm or partnership, general or limited, it is specifically understood and agreed that there shall be absolutely no personal liability on the part of the LANDLORD or such mortgagee or such individual or on the part of the members of such firm, partnership or joint venture with respect to any of the terms, covenants and conditions of this Lease, and that TENANT shall look solely to the equity of the LANDLORD or such successor in interest in the Restaurant or the Leasehold estate of LANDLORD or such successor in the Restaurant for the satisfaction of each and every remedy of TENANT in the event of any breach by LANDLORD or by such successor in interest of any of the terms, covenants and conditions of this LEASE to be performed by LANDLORD, such exculpation of personal liability to be absolute and without any exception whatsoever.
ARTICLE 24 - TERMINATION OF LANDLORD'S LIABILITY
     A.   If, after LANDLORD delivers possession of the demised
PREMISES to TENANT, the LANDLORD conveys the PREMISES during the term hereof in a bona fide length transaction, the LANDLORD shall not thereafter be liable for the covenants and agreements to be observed and performed by the LANDLORD hereunder, except for those undertaken by LANDLORD in Paragraph 23(B), providing that the grantee of LANDLORD has assumed and become liable for the observance and performance of all said covenants and agreements of LANDLORD.
ARTICLE 25 - NOTICES
     A. Any and all notices required hereunder, except in case of emergency, must be in writing and at least ten (10) days in advance. The receipt by LANDLORD of a written notice and/or demand and/or request sent by certified mail, return receipt requested, in a sealed, postpaid envelope, addressed to the LANDLORD at c/o
Sussman Bielat Realty Agency, Inc., 201 Main
Street, Allenhurst, New Jersey 07711, and the receipt by TENANT of a written notice and/or demand and/or request sent by certified mail, return receipt requested, in a sealed, postpaid envelope, addressed to TENANT at Chefs International, Inc., 62 Broadway,
Point Pleasant Beach, NJ 08742, Attention: Legal Department, shall be sufficient notice and/or demand and/or request in any case arising under this Lease. The return receipt shall be conclusive evidence of the receipt of the LANDLORD or TENANT, as the case may be of receipt of such notice, demand or request. The above addresses may be changed at any time thereafter by giving notice in the manner provided.
ARTICLE 26 - QUIET ENJOYMENT
     A. LANDLORD covenants that TENANT, if current in payment of rent and performing the material covenants contained herein to be observed, shall and may peacefullly and quietly have, hold and enjoy all of the property constituting the PREMISES during the term of this Lease, whether original or by extension.
ARTICLE 27 - COVENANTS TO BIND PARTIES
     A. It is further understood and agreed that the covenants and agreements herein contained are binding on the parties hereto and upon their respective successors, heirs, executors, administrators and assigns.
ARTICLE 28 - MECHANIC'S LIENS
     A. TENANT shall not suffer or permit any mechanics' liens to be filed against the fee of the demised premises nor against the TENANT'S leasehold interest therein by reason of work, labor services or materials supplied or claimed to have been supplied to TENANT or anyone holding the demised PREMISES or any part thereof through or under TENANT and agrees to indemnify LANDLORD against such liens. If any such mechanics' lien shall at any time be filed against the demised PREMISES, TENANT shall, within sixty (60) days after notice of the filing thereof cause the same to be discharged of record by bonding or otherwise; provided, however, that the TENANT shall have the right to contest the amount of validity, in whole or in part, of any such lien by appropriate proceedings, but in such event, TENANT shall notify LANDLORD in writing and, if requested by LANDLORD, shall promptly bond such lien with responsible surety company. TENANT shall initiate such proceedings within sixty (60) days with all due diligence and dispatch. If, for any reason, it shall become necessary for the LANDLORD to engage legal assistance to remove any mechanics' lien or notice, the TENANT shall be responsible for the reasonable cost of same, which said sum shall then become part of the rental obligation.
     Nothing herein contained shall be construed as a consent on the part of LANDLORD to subject the estate of the LANDLORD to liability under the Mechanics' Lien Law of the State of New Jersey, it being expressly understood that the LANDLORD'S estate shall not be subject to such liability.
ARTICLE 29 - CERTIFICATES BY TENANT AND LANDLORD
     A. TENANT agrees at any time and from time to time, upon not less than fifteen (15) days' notice by LANDLORD, to execute, acknowledge and deliver to LANDLORD a statement in writing certifying if true (a) that the within Lease remains in full force and effect; (b) that the within Lease and any Riders have not been subject to modification of any material term; (c) that TENANT is not in default under any provision of the Lease or in arrears with regard to the rental or any incremental rental called for hereunder; (d) the exact amount TENANT has posted as a security deposit, if any; (e) that TENANT has no claims, counterclaims or setoffs against LANDLORD under any cause whatsoever.
ARTICLE 30 - CUMULATIVE REMEDIES - NO WAIVER - NO ORAL CHANGE
     A. The specific remedies to which LANDLORD or TENANT may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which they may be lawfully entitled in case any breach or threatened breach by either of them of any provision of this Lease.
The failure of LANDLORD or TENANT to insist in any one or more cases upon the strict performance of any of the covenants of this Lease, or to exercise any option herein contained, shall not be construed as a waiver or relinquishment for the future of such covenant or option. A receipt by LANDLORD of basic rent with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver, change, modification or discharge by either party hereto of any provision in this Lease shall be deemed to have been made or shall be effective unless expressed in writing and signed by both LANDLORD and TENANT. In addition to the other remedies in this Lease provided, LANDLORD and TENANT shall be entitled to the restraint by injunction of the violation, or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease, or to a decree compelling performance of any of such Covenants conditions or provisions.
ARTICLE 31 - ATTORNMENT
     A. TENANT shall, if requested by a first mortgagee of the PREMISES at any time, or in the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage made by the LANDLORD covering the demised premises, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the LANDLORD under this Lease provided that such mortgagee or purchaser acknowledges TENANT'S covenant of quiet enjoyment.
ARTICLE 32 - APPLICABLE LAW
     A. This Lease shall be governed by and construed under the laws of the State of New Jersey.
ARTICLE 33 - HOLDING OVER
     A.   In the event that the TENANT shall remain in the demised
PREMISES after the expiration of the term of this Lease without having executed a new written lease with the LANDLORD, such holding over shall not constitute a renewal or extension of this Lease.
The LANDLORD may, at its option, elect to treat the TENANT as one who has not removed at the end of its term, and thereupon be entitled to all the remedies against the TENANT provided by law in that situation or the LANDLORD may elect, at its option, to construe such holding over as a tenancy from month to month, subject to all the terms and conditions of this Lease, except as to duration thereof, and rent shall be due pursuant to the statute for such case made and provided.
ARTICLE 34 - MEMORANDUM AND RECORDING
     A. This Lease, or a memorandum thereof, shall be recorded in the Monmouth County Clerk's office. At the request of either party, the other party shall execute a memorandum of lease setting forth a description of the demised PREMISES.
ARTICLE 35 - UTILITY EASEMENTS
     A. Unless such easements reduce TENANT'S usable area, LANDLORD shall have the right to grant easements and/or utilize areas of the demised PREMISES for the installation of underground utilities, provided, however, that the use of said easement areas for said purposes does not substantially interfere with the operation of TENANT'S business or reduce or impede parking, access to the parking or access to the Building. TENANT shall not be entitled to any compensation or abatement of rent in regard thereto.
ARTICLE 36 - MORTGAGEE
     A. The TENANT agrees to supply such reasonable financial information and such other documentation as any mortgagee may reasonably request in respect of the TENANT or its occupancy of the PREMISES.
ARTICLE 37 - AUTHORIZATION
     A. In the event the LANDLORD and/or TENANT is a corporation or professional association, then and in such event, the signatory of this Lease represents that he is duly authorized by proper corporate resolution to enter into such agreement on behalf of the corporation or professional association and that the execution of this Lease has been approved by the duly adopted resolution.
ARTICLE 38 - PLURAL OR GENDER REFERENCES
     A. In all references herein to any parties or persons, the use of any particular gender, or in the plural or singular number, is intended to include the appropriate gender or number as the text of the within agreement may require.
ARTICLE 39 - RESTRICTION ON ASSIGNMENT AND SUBLETTING PREMISES BY
TENANT
     The within Lease may not be assigned nor may the PREMISES be sublet without the written consent of the LANDLORD, which shall not be unreasonably withheld. Consent to subsequent assignments, if applicable, shall also require consent of the LANDLORD. In the event of an assignment, the TENANT shall remain liable on the within Lease to the extent TENANT was liable therefor prior to the assignment.
ARTICLE 40 - AUTHORITY OF LANDLORD
     LANDLORD represents that (x) it has the full authority and power to execute and perform any obligations under this Lease and
(y) all necessary partnership action has been taken to approve same. LANDLORD shall furnish a copy of the corporate resolution authorizing signatories.
ARTICLE 41 - CONFIDENTIALITY
     Any and all financial information submitted to LANDLORD shall only be reviewed by its General Partners and shall be held in strictest confidence.
ARTICLE 42 - ARBITRATION
     Wherever arbitration is provided for in this Lease, same shall be submitted in accordance with, and under the auspices of, The
American Arbitration Association, and such decision of the arbitrator(s) shall be binding upon all parties. It is further agreed that such arbitration shall be commenced by either party by the filing of a demand with the Association, and judgment may be entered upon any award rendered by the arbitrator(s) in any court having jurisdiction.
ARTICLE 43 - LIMITED PARTNERSHIP CONTINGENCY
     A. This Lease shall be contingent upon Evelyn's Associates obtaining, within seven (7) days from the date hereof, the requisite consent of its limited partners to this Lease, in accordance with, and as set forth in the Agreement of Limited
Partnership.
     B. This Lease shall be contingent upon Evelyn's Associates obtaining the requisite consent of Irving Eskenazi, mortgagee, to this Lease and mortgage modification agreement.
ARTICLE 44 - EXIT LEASE
     During the first term of this Lease, the TENANT shall have the option to terminate this Lease by giving LANDLORD two (2) years notice. Notice shall not be given during the first twelve (12) months of this Lease.
     All real estate taxes and sewer charges must be current at termination. All furniture, fixtures and equipment and any replacements which the TENANT has installed on the property must be in good working condition, normal wear and tear excepted.
     In the event TENANT exercises this right under this paragraph, TENANT will not locate a restaurant in the town of Belmar for a period of three (3) years from termination of this Lease. LANDLORD agrees not to locate a restaurant in Belmar during the term of this Lease and any renewals thereof.
ARTICLE 45 - TENANT'S CONTINGENCIES
     TENANT'S obligations under this Lease are contingent upon the closing of title by TENANT of the restaurant and bar business known as Evelyn's and the transfer of Plenary Retail Consumption Liquor
License No. 1107-33-019-002 to it.

     IN WITNESS WHEREOF, the parties hereto have affixed their hands and seals the day and year first above written.

WITNESS:                      LANDLORD, EVELYN'S ASSOCIATES
                              A Limited Partnership



/s/Cynthia L. Walsh           BY:/s/Barry Bielat
                                 BARRY BIELAT
                                 General Partner


ATTEST:                       TENANT
                              CHEFS INTERNATIONAL, INC.



/s/Martin W. Fletcher         BY:/s/Anthony Papalia
              , Secretary        ANTHONY PAPALIA, President




c526-2








EXHIBIT A-1

                            EVELYN'S INVENTORY
                              Revised 7-21-94


Bar Area

17   Bar Stools
3    Stainless Steel Sinks
1    Double Bin Beer Box
1    Stainless Steel Ice Chest
1    Hanging Fans
2    Color Toshiba TV's
3    Refrigerated Units - (middle is not working)
4    2-Sided Booths with 8 tables
4    Globe Lights
2    POS Terminals with Cash Drawer(l)


Kitchen

2    Garland Fryers
1    Toastmaster Bun Warmer
2    Delafield Stainless Stool Pantry (sandwich stations)
1    Stark Systems Lobster Tank
1    Sharp Microwave (on 5' table)
2    Stainless Steel Fish Cleaning Sinks
1    Stainless Steel Refrigerator (Traulsen)
2    Stoves (12 burners)
1    Frymaster Triple Bay Fryer
1    Broiler Ovens (top and bottom)
1    Blodgett Convection Oven (top & bottom)
3    Steam Steamers Kettles (Groen)
1    30 Foot Stainless Steel Custom Line
1    Dishwasher (Hobart)
1    Scale
1    Desk
1    2-Draw Filing Cabinet
1    #10 Can Rack
2    Pot Racks
6    Coffins
1    2-Well Sink
1    Sink/work station
2    10' Stainless Table
12   Chairs
3    Tables
1    Caravelle Plate Chiller
1    Hobart Mixer
1    Breading Station with Sink
1    Fish Sink with Ice Well (oyster opener)
1    All Metal Refrigerated Dessert Case (Back)

EXHIBIT A-1 - continued
PAGE 2
EVELYN'S INVENTORY


Kitchen Cont.

1    Delfield Dessert Case (Main)
1    Manitowoc Ice Machine
1    Butcher Block Table
1    2-Well Sink
4    Smaller Kroen Kettles (Oyster stew)
2    Market Forge Steamers on Line
1    POS Remote Printer
1    Kold Draft Electric Cuber
1    Hobart Buff Chopper
1      Stainless Steel 5' Table with 2-Door Refrigerator Under


Dining Area

33   Tables (ea.)
65   Chairs
11   Globe Lights
16   Lanterns - Hanging
     Various Artifacts
1    POS Terminal


Fish Market

1    Delfield Upright Refrigerator
1    Sink - Hand Wash Only
1    McCrae Refrigerator Display Case
1    Stainless Steel Fish Table
1    Stainless Steel Wall Shelf
1    POS Terminal with Slip Printer
1    Ishida Electronic Scale
3    Globe Lights

Back Bar Room

4    Booths with Tables
13   Tables
27   Chairs
3    POS Computer Screens
1    Cash Drawer
3    Slip Printers
4    Ceiling Fans
14   Hanging Lamps
1    Triple Sink with Ice Bin
1    Refrigerator Unit (behind bar)
EXHIBIT A-1
PAGE 3
EVELYN'S INVENTORY


Corridor Dining

7    Tables
8    Chairs


Porch

12   Tables
31   Chairs
1    Waitress Station
3    Ceiling Fans
6    Hanging Lamps


Hostess Stand

1    Muzac System (leased) ?
1    Paging System (Intercom) ?
1    Small Safe
1    Alarm Service ?
4    Lamps
1    Chair


Upstairs

1    Okidata Printer 380
1    NEC Powermate PC to drive POS
1    Safe

















SCHEDULE A-2

                              EVELYN'S LEASE
                                  7-21-94



Tenant may install and remove the following equipment:

     1.   Two each Delfield two-door refrigerators

     2.   One each Alto Sham Cook-n-Hold unit

     3.   One each Perlick parts to tap and dispense two kegs
          (back bar)

     4.   One each Delfield Hot Food Table



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